Exhibit 99.1

NEWS RELEASE
For information on Allianz Closed-End Funds:
Financial Advisors:	(800) 926-4456
Shareholders:	(800) 254-5197
Media Relations:	(212) 739-3501

AllianzGI Diversified Income & Convertible Fund

Announces the Conclusion of its Common Share Repurchase Plan

NEW YORK, April 21, 2016 (BUSINESS WIRE) — AllianzGI Diversified Income & Convertible Fund (NYSE: ACV) (the “Fund”) today announced the conclusion of a Repurchase Plan (the “Plan”) with respect to the Fund’s common shares that had been implemented for a defined period following the Fund’s initial public offering.  The Plan was implemented, in part, in an attempt to provide additional liquidity in the marketplace for the common shares and to potentially reduce declines in the market price of the common shares in comparison to their net asset value (“NAV”).

Generally, under the terms of the Plan, the Fund has repurchased its common shares on the open market on any trading day when its common shares were trading at a discount of 2% or more from their closing NAV on the prior trading day and subject to other conditions, in an amount equal to the lesser of $125,000 or the maximum number of shares that it could purchase under applicable regulations (generally, 25% of the average trading volume of the shares over the trailing four week period).  Pursuant to the terms of the Plan, the repurchase period commenced on September 4, 2015 (the 61st day following the date on which the over-allotment period following the Fund’s initial public offering ended) and concluded on April 21, 2016, 230 days after the commencement of the Plan.  The Fund has determined not to continue the Plan or to implement another common share repurchase plan at this time.

The Fund is a closed-end management investment company. The Fund’s investment objective is to provide total return through a combination of current income and capital appreciation, while seeking to provide downside protection against capital loss. There can be no assurance that the Fund will achieve its stated objective.  As with any stock, the price of the Fund’s common shares will fluctuate with market conditions and other factors. If you sell your common shares, the price received may be more or less than your original investment.  Shares of closed-end management investment companies, such as the Fund, frequently trade at a discount from their NAV.

Allianz Global Investors Fund Management LLC (“AGIFM”), an indirect, wholly-owned subsidiary of Allianz Asset Management of America, L.P., serves as the Fund’s investment manager and is a member of Munich-based Allianz Group. Allianz Global Investors U.S. LLC, an AGIFM affiliate, serves as the Fund’s sub-adviser.

The Fund’s daily New York Stock Exchange closing market prices, net asset values per share, as well as other information, including updated portfolio statistics and performance are available at us.allianzgi.com/closedendfunds or by calling the Fund’s shareholder servicing agent at (800) 254-5197.

Statements made in this release that look forward in time involve risks and uncertainties and are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Fund’s performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability to attract or retain key employees, inability to implement its operating strategy and/or acquisition strategy, and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. The Fund’s ability to pay dividends to common shareholders is subject to the restrictions in its registration statement, by-laws and other governing documents, as well as the Investment Company Act of 1940.

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